Consent of Independent Auditors



The Board of Trustees and Shareholders
American Century Government Income Trust:

We consent to the inclusion in American Century Government Income Trust's Post-Effective Amendment No. 32 to the Registration Statement No. 2-99222 on Form N-1A under the Securities Act of 1933 and Amendment No. 33 to the Registration Statement No. 811-4363 filed on Form N-1A under the Investment Company Act of 1940 of our reports dated May 2, 1997 on the financial statements and financial highlights of the American Century-Benham Capital Preservation Fund, American Century-Benham Short-Term Treasury Fund, American Century-Benham Intermediate-Term Treasury Fund, American Century-Benham Long-Term Treasury Fund, American Century-Benham GNMA Fund, American Century-Benham Adjustable Rate Government Securities Fund, American Century-Benham Government Agency Money Market Fund and American Century-Benham Inflation-Adjusted Treasury Fund (the eight funds comprising American Century Government Income Trust) for the periods indicated therein, which reports have been incorporated by reference into the Statement of Additional Information of American Century Government Income Trust. We also consent to the reference to our firm under the heading "Financial Highlights" in the Prospectus and under the heading "About the Trust" in the Statement of Additional Information which is incorporated by reference in the Prospectus.


/s/KPMG Peat Marwick LLP
KPMG Peat Marwick LLP

Kansas City, Missouri
July 29, 1997